UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2016

MOLSON COORS BREWING COMPANY
(Exact name of registrant as specified in its charter)

Commission File Number: 1-14829

1801 California Street, Suite 4600, Denver, Colorado 80202
1555 Notre Dame Street East, Montréal, Québec, Canada, H2L 2Rz
(Address of principal executive offices, including zip code)

(303) 927-2337 / (514) 521-1786
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

Amendment No. 2 to Purchase Agreement

As previously disclosed, on November 11, 2015, Molson Coors Brewing Company (the “Company”) and Anheuser-Busch InBev SA/NV (“ABI” and, together with the Company, the “Parties”) entered into a Purchase Agreement, as amended by that certain Amendment No. 1 to Purchase Agreement on March 25, 2016 (the “Purchase Agreement”), pursuant to which the Company will acquire (such acquisition, the “Transaction”), contingent upon the closing of the acquisition of SABMiller plc (“SABMiller”) by ABI pursuant to the transaction announced on November 11, 2015 (the “ABI-SABMiller Transaction”), all of SABMiller’s interest in MillerCoors LLC (“MillerCoors”) and all of the trademarks, contracts and other assets primarily related to the Miller brand portfolio outside of the U.S. and Puerto Rico.

On October 3, 2016, the Parties entered into Amendment No. 2 to Purchase Agreement (“Amendment No. 2”), pursuant to which the Parties, among other things, (a) aligned upon the closing date for the Transaction, (b) extended the deadline for the delivery of any proposed purchase price adjustment, purchase price allocation and related objections, (c) clarified certain definitions, rights and obligations regarding transferred assets, (d) provided further detail regarding the process for addressing various ancillary agreements related to the MillerCoors joint venture, and (e) amended certain confidentiality, cooperation, intellectual property and commercial restriction provisions.

The foregoing description of Amendment No. 2 is qualified in its entirety by reference to Amendment No. 2, a copy of which is attached as Exhibit 2.1 hereto, and is incorporated by reference herein.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain
Officers; Compensatory Arrangements of Certain Officers.

As a consequence of the Transaction and resultant integration planning, on September 30, 2016, the Company entered into an offer letter with Peter H. Coors subject to and to be effective upon the closing of the Transaction. Mr. Coors is currently the Vice Chairman of the Company’s Board of Directors. He is also currently the Executive Chairman of MillerCoors, a role for which Mr. Coors has been compensated by means of the employment agreement that took effect on January 1, 2009, and that was amended on December 10, 2013. The offer letter supersedes and replaces that employment agreement because Mr. Coors’s role as Executive Chairman of MillerCoors will no longer exist when MillerCoors becomes a fully-owned subsidiary of the Company. Without the new offer letter, severance benefits could have been due to Mr. Coors upon elimination of this position.

The offer letter provides for Mr. Coors to serve as the Company’s Chief Customer Relations Officer ("CCRO") with customer relations and ambassadorial responsibilities for Company brands, specifically Coors-branded products and has a fixed term beginning when the Transaction closes and concluding thirty-six months later. Mr. Coors will earn a base salary of $750,000 during the first twelve months following the closing of the Transaction, reduced from his current base salary of $850,000. His base salary will be $650,000 during the second twelve months following closing, and will be $550,000 during the third twelve months following closing. In recognition of Mr. Coors’s continued membership on the Company’s Board of Directors, Mr. Coors will not participate in the Company’s annual short or long term incentive compensation plans or Severance Pay Plan afforded to other members of the Company’s senior management team. As an executive of the Company, Mr. Coors will be eligible to participate in other Company benefit plans, and he will continue to participate in the Supplemental Executive Retirement Plan.

To aid in the retention of Mr. Coors in his new CCRO role and to recognize his acceptance of the offer letter with significantly reduced annual cash compensation and severance benefits as compared with his superseded employment agreement, upon the closing of the Transaction, Mr. Coors will be granted 12,000 cash-settled Restricted Stock Units ("RSUs"), which, subject to continued employment by Mr. Coors, will vest pro rata on December 31, 2017, 2018 and 2019. The vested RSUs will be settled in cash, net of tax, based on the value of the Company’s Class B common stock on the date of vesting.

If terminated by the Company for reasons other than cause, as defined in the offer letter, Mr. Coors will receive severance payments equal to the lesser of (i) twelve months’ base salary that he would have otherwise earned under the employment letter or (ii) the base salary remaining through the thirty-sixth month following closing, plus, in each case, accelerated prorated vesting of the cash-settled RSUs corresponding to the severance payment period.

Mr. Coors will also be required to sign a one year non-compete and confidentiality agreement as of the closing of the Transaction.

The foregoing description of Mr. Coors’ offer letter is qualified in its entirety by reference to the offer letter, a copy of which is attached as Exhibit 10.1 hereto, and is incorporated by reference herein.

Item 9.01.    Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.	Description
2.1	Amendment No. 2 to Purchase Agreement, dated as of October 3, 2016, between Anheuser-Busch Inbev SA/NV and Molson Coors Brewing Company.*
10.1	Offer Letter between Peter H. Coors and Molson Coors Brewing Company.

*     Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. We hereby undertake to supplementally provide copies of any omitted schedules to the Securities and Exchange Commission upon request.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOLSON COORS BREWING COMPANY

Date:	October 4, 2016	By:	/s/ E. Lee Reichert
E. Lee Reichert
Deputy General Counsel and Secretary

Exhibit Index

Exhibit No.	Description
2.1	Amendment No. 2 to Purchase Agreement, dated as of October 3, 2016, between Anheuser-Busch Inbev SA/NV and Molson Coors Brewing Company.*
10.1	Offer Letter between Peter H. Coors and Molson Coors Brewing Company.

*     Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. We hereby undertake to supplementally provide copies of any omitted schedules to the Securities and Exchange Commission upon request.